Exhibit 10.1

CRA INTERNATIONAL, INC.

CASH INCENTIVE PLAN

1.                                      Purpose of the Plan.   The purpose of the CRA International, Inc. Cash Incentive Plan is to promote the growth and performance of the Company by: (i) linking a portion of the total compensation for certain key employees to attainment of such corporate, subsidiary and business unit objectives as shall be approved by the Committee for each Plan Year or other Award Period; and (ii) assisting in the attraction, retention and motivation of certain key employees.

2.                                      Definitions.  Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest, as determined by the Committee.

“Award” means a right to receive an incentive payment payable in cash, in stock, or in cash or stock at the discretion of the Company, pursuant to the terms and conditions of the Plan and the applicable Award Agreement.

“Award Agreement” means any agreement evidencing or recording an Award, including, without limitation, a term sheet, consent or vote approved by the Committee or an agreement, in a form approved by the Committee, executed by the Award recipient.

“Award Period” means, with respect to any Performance Award, the Plan Year under which the Performance Award relates, or such longer period as may be specified by the Company or the Committee at the time the Performance Award is granted.

“Board” means the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of Independent Directors.

“Company” means CRA International, Inc., a Massachusetts corporation.

“Covered Employee” means any Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

“Director” means a member of the Board.

“Employee” means any salaried employee of the Company, any Subsidiary or any Affiliate, including any officers or Executive Officers (whether or not a Director), who is treated as an employee in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period, but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means a Participant the Board has designated as an executive officer of the Company for purposes of reporting under the Exchange Act.

“Independent Director” means a Director who is not an Employee and who qualifies as (i) a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, (ii) an “outside director” under Section 162(m) of the Code, and (iii) an “independent director” under the rules and listing standards adopted by the NASDAQ Exchange.

“Ownership Guidelines” means the Company’s stock and cash award ownership guidelines as in effect at any time and from time to time.

“Participant” means any Employee granted an Award under the Plan.

“Performance Award” means an Award that is payable on account of the satisfaction of one or more objective performance goals established by the Committee for such Award and determined based on Performance Factors selected by the Committee.

“Performance Factors” means the factors selected by the Committee from time to time, including, but not limited to, the following measures to determine whether the performance goals established by the Committee and applicable to Performance Awards have been satisfied: revenue; net revenue; revenue growth; net revenue growth; net revenue growth (excluding acquisitions and divestitures); earnings before interest, taxes, depreciation and amortization (“EBITDA”); adjusted measures of EBITDA adding back, among other expenses, non-cash expenses selected by the Committee; funds from operations; funds from operations per share; operating income (loss); operating income growth; operating cash flow; net income; net income growth; pre- or after-tax income (loss); cash available for distribution; cash available for distribution per share; cash and/or cash equivalents available for operations; net earnings (loss); earnings (loss) per share; earnings per share growth; return on equity; return on assets; share price performance; total shareholder return; total shareholder return growth; economic value added; improvement in cash-flow; and confidential business unit objectives. Any of the following measures may be determined on a GAAP or a non-GAAP basis, or based on an average over periods of one year or longer.

“Performance Formula” means, for an Award Period, the one or more objective formulas applied against the relevant Performance Factors to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Award has been earned for the Award Period.

“Plan” means this CRA International, Inc. Cash Incentive Plan, as amended from time to time.

“Plan Year” means a fiscal year of the Company.

“Qualified Performance-Based Award” means any Performance Award or portion of a Performance Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Service Award” means any Award other than a Performance Award.

“Subsidiary” means any entity, either directly or indirectly, of which the Company owns or controls 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

3.                                      Administration of Plan.

a.              Powers of the Committee; Discretion.  The Plan shall be administered by the Committee.  Subject to the terms of the Plan, the Committee shall have such powers and authority as may be necessary, appropriate or desirable for the Committee to carry out its functions as described in the Plan or to promote the best interests of the Company with respect to the Plan. The Committee shall have the authority in its discretion to determine: (i) which Employees shall receive Awards; (ii) the amount and type of the Awards; and (iii) the objectives and the other terms and conditions of such Awards, including the Performance Factors and other terms and conditions of any Performance Award, and whether any Performance Award is intended to be a Qualified Performance-Based Award. Determinations by the Committee under the Plan, including without limitation, determinations of the Participants, the amount and timing of Awards, the terms and provisions of Awards, need not be uniform and may be made selectively among Participants who receive or are eligible to receive Awards. The Committee shall have the full power, discretion and authority to interpret the Plan and any Award or Award Agreement, to establish, amend, suspend and rescind any rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable for the administration of the Plan. Subject to the terms and conditions of the Plan, the Committee may make changes to any outstanding Award granted under the Plan, including but not limited to (x) accelerating the vesting schedule of such Award, (y) changing whether or not such Award is subject to the Ownership Guidelines, and (z) changing any applicable Performance Factors or related goals during an Award Period. The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect. All such determinations shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes.

b.              Board Authority.  If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

c.               Delegation of Authority to Senior Officers.  The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than Executive Officers) and other employees of the Company and its Affiliates (including any prospective officer, employee or consultant). In the event that the Committee’s authority is delegated to senior officers in accordance with the foregoing, all references in the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such senior officer for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

d.              Limitation on Liability.  No member of the Board or Committee, nor any senior officer delegated authority by the Committee, shall be liable for any action or determination made in good faith by the Board, the Committee or such senior officer with respect to the Plan or any Award. Each member of the Committee, each member of the Board and any such senior officer shall be fully justified in relying, acting or failing or refusing to act, and shall not be liable for having so relied, acted or failed or refused to act in good faith, upon any report made by the independent public accountant of the Company and any parent or subsidiary of the Company and upon any other information furnished in connection with the Plan by any person or persons other than himself.

e.               Indemnification. The Company shall indemnify and hold harmless each member of the Committee, and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Organization or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.                                      Eligibility; Designation of Participants.  Only Employees may receive Awards under the Plan. The Committee shall, in its sole discretion, designate which Employees will receive Awards hereunder in respect of any Award Period or other period. However, the grant to a Participant of an Award hereunder shall not in any manner entitle the Participant to receive payment in respect thereof. The determination as to whether or not such Participant becomes entitled to payment in respect of any Award shall be decided solely in accordance with the provisions of this Plan and the applicable Award Agreement.  Moreover, the grant to a Participant of an Award hereunder for a particular Award Period or other period shall not require the grant to such Participant of an Award hereunder in any subsequent Award Period or other period and the grant to one person as a Participant of an Award hereunder for an Award Period or any other period shall not require the grant to any other person as a Participant of an Award hereunder in such Award Period or other period.

5.                                      Establishment of Performance and Service Awards.

a.              General.  All Awards shall be evidenced by an Award Agreement approved by the Committee. With respect to Qualified Performance-Based Awards for an Award Period, the Committee shall designate the Participants to receive such Awards within the first 90 days of the Award Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

b.              Performance Factors.  Participants shall have the payout of their Performance Awards, if any, determined on the basis of the degree of achievement of Performance Factors which shall be established by the Committee in the applicable Award Agreement and which Performance Factors shall be stated in terms of the attainment of specified levels of, percentage changes (as compared to a prior measurement period) in any one or more of the Performance Factors or averages or other formulaic combinations thereof. The Committee shall, for each Performance Award, establish the Performance Factor or Performance Factors to apply to such Award and the Performance Formula prescribing the extent to which such Award shall be earned based upon the degree of achievement of such Performance Factor or Performance Factors. The Committee may determine that a Performance Award payable to any Participant shall be based upon the attainment of a Performance Factor or Performance Factors comparable to those in whole or in part applied to the results of a Subsidiary, division, business unit or an individual (including the Participant).  With respect to Qualified Performance-Based Awards, the Committee shall determine the Performance Factors and any related Performance Formulas not later than 90 calendar days after the beginning of the Award Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

c.               Transfer of Employment.  A Participant’s Performance Factors may be changed by the Committee during the Award Period to reflect a change in responsibilities provided that, in the case of Qualified Performance-Based Awards, any such change shall be made in a manner consistent with Section 162(m) of the Code.

d.              Modification of Performance Factors.  With respect to any Performance Award, the Committee is authorized at any time during the first 90 days of the applicable Award Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause a Qualified Performance-Based Award to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Factor for such Performance Award (but, if such Performance Award is a Qualified Performance-Based Award, only to the extent permitted under Section 162(m) of the Code) (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions, operating units, or Employees (to the extent applicable to such Performance Factor) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions, operating units or Employees (to the extent applicable to such Performance Factor), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Factor), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

e.               Service and Other Factors.  Participants shall have the payout of their Service Awards, if any, determined on the basis of the degree of achievement of service (including continued employment for a period of time) or other conditions, which shall be established by the Committee in the applicable Award Agreement.

6.                                      Certain Limitations.

a.              Qualified Performance-Based Awards.  Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Covered Employees.

i.                Each such Participant’s Performance Award payable under this Plan for an Award Period shall be based on achievement of one or more of the Performance Factors as established by the Committee pursuant to Section 5 above and the Committee shall not have the discretion provided in Section 5 to increase the amount of the Performance Award payable under this Plan (except for any increase resulting from modifications to the Award’s Performance Factors made in accordance with Section 162(m) of the Code), but it shall in all cases have the ability to reduce the amount of any Performance Award that would otherwise be payable (including a reduction in such amount to zero) as set forth in Section 7(d).

ii.             With respect to each such Participant, no Qualified Performance-Based Award shall be payable hereunder except upon written certification by the Committee that the Performance Factors have been satisfied to a particular extent pursuant to Section 7(c).

b.              Maximum Award.  Notwithstanding any provisions of the Plan to the contrary, the maximum amount payable to any Participant under Performance Awards granted hereunder for (or attributable to, as described below) any Plan Year shall be $8,000,000; provided, however, that if such a Participant is not a Participant for the entire Plan Year, the maximum amount payable shall be pro-rated based on the number of days the individual was a Participant for the Plan Year, and provided further that to the extent that a Performance Award’s Award Period is longer than a Plan Year, the value of the Performance Award attributable to such Plan Year shall be pro-rated for the time in the Award Period.

7.                                      Payment of Performance and Service Awards.

a.              Payment of Performance Awards.  A Participant must be employed by the Company on the last day of an Award Period to be eligible for payment in respect of a Performance Award for such Award Period.  Notwithstanding the foregoing, in the sole discretion of the Committee, Performance Awards may be paid to Participants who have retired or whose employment has terminated after the beginning of the Award Period for which a Performance Award is made, or to the designee or estate of a Participant who died prior to the last day of an Award Period, pursuant to the terms of the Plan, including but not limited to Section 7(b) below.

b.              Limitation.  A Participant shall be eligible to receive payments in respect of a Performance Award only to the extent that (1) the Performance Factor(s) for such Award Period are achieved and certified by the Committee in accordance with Section 7(c) and (2) the Performance Formula(s) as applied against such Performance Factor(s) determines that all or some portion of such Participant’s Performance Award has been earned for the Award Period. In addition, the payment of any amount earned under a Performance Award based on its Performance Factors and Performance Formulas may be made subject to additional conditions set forth in the applicable Award Agreement, including without limitation additional service-based conditions (such as continued employment for a period of time), as well as the Ownership Guidelines in accordance with Section 7(h).

c.               Certification.  Following the completion of an Award Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Factor(s) for the Award Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Award earned for the Award Period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Award for the Award Period and, in so doing, may apply negative discretion as authorized by Section 7(d).

d.              Negative Discretion.  In determining the actual size of an individual Performance Award for an Award Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Performance Award earned in the Award Period, even if applicable Performance Factors have been attained.

e.               Timing of Award Payments.  The Performance Awards granted for an Award Period shall be paid to Participant(s) as soon as administratively possible following completion of the certifications required by Section 7(c), unless such payment is subject to further conditions as set forth in Section 7(b), in which case such payment will be made as soon as administratively possible after the right to payment has become vested and payable in accordance with such conditions. The foregoing notwithstanding, if the payment of the Performance Award is deferred pursuant to Section 15, then payment of such Award shall be made in accordance with that Section.

f.                Payments of Service Awards. A Participant shall be eligible to receive payment in respect of a Service Award only to the extent that the service and other conditions set forth in the applicable Award Agreement are satisfied.  In addition, the payment of any amount earned under a Service Award may be made subject to the Ownership Guidelines in accordance with Section 7(h). Payment of any Service Award will be made as soon as administratively possible after the right to payment under such Award Agreement has vested. The foregoing notwithstanding, if the payment of the Service Award is deferred pursuant to Section 15(b), then payment of such Award shall be made in accordance with that Section.

g.               Method of Payments.  Notwithstanding anything to the contrary in this Plan, the Company in its sole discretion may satisfy any amounts payable under a Performance Award in shares of common stock of the Company (“Common Stock”) with an aggregate fair market value equal to the cash amount that would otherwise be payable, provided that any such issuance of Common Stock shall be made pursuant to and in accordance with a written plan (other than the Plan) adopted by the Company pursuant to which it may make equity awards to Employees (and potentially other participants in such plan).  For purposes of this Plan, the fair market value of a share of Common Stock shall be the closing price per share as reported on a nationally recognized stock exchange, or, if shares of Common Stock are not listed on such an exchange, the mean of the bid and asked prices per share as reported on the principal over-the-counter market in which the shares of Common Stock are trading, or if shares of Common Stock are not traded over-the-counter, the fair market value as determined by the Committee.

h.              Ownership Guidelines. Any Award may, in its Award Agreement, be made subject to the Ownership Guidelines. Notwithstanding any other provision hereof, if an Award is made subject to the Ownership Guidelines, any payment otherwise due under the Award may, instead of being paid to the applicable Participant, be held by the Company and then subsequently paid to the Participant in accordance with the Ownership Guidelines. In addition, such Award Agreement shall provide that if any payment under such Award is, as a result of the Ownership Guidelines, not paid on the date that such payment would have been made if the Award had not been subject to the Ownership Guidelines (the “Payment Date”), and is instead paid at a later date, then the Payment Date, and not such later date, shall be treated by the Company and the applicable Participant as the date that such payment is made for all tax purposes, including for purposes of any Federal, state or local taxes and any related withholding requirements.

8.                                      Unfunded Plan.  A Participant’s interest in any Awards hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested.  Neither the Company, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.

9.                                      Non-Alienation of Benefits.  All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent.

10.                               Withholding for Taxes.  Notwithstanding any other provisions of this Plan, the Company shall have the authority to withhold from any payment made by it under the Plan, including with respect to any payment treated as having been made on a Payment Date in accordance with Section 7(h) withholding on such Payment Date, such amount or amounts as may be required for purposes of complying with any Federal, state and local tax or withholding requirements.

11.                               No Right to Continued Employment or to Participate.  Nothing in the Plan or in the grant of any Award shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Committee shall be deemed to give any Employee any right to be designated as a Participant under the Plan.

12.                               Non-Exclusivity of Plan.  This Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangement as it deems desirable for Employees.

13.                               Change of Control.  A Change of Control shall mean  (i) if the Company is merged with or into or consolidated with another corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into other voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (ii) any “person” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Company or one of its subsidiaries, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act), directly or indirectly, in a single transaction or a series of transactions, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (iii) if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation or entity while Performance Awards remain outstanding under the Plan. In the event of a Change of Control, unless otherwise provided in the applicable Award agreement, or unless provision is made in connection with the Change of Control event for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments, (x) all Performance Awards shall be paid out as if the date of the Change of Control event were the last day of the applicable Award Period and Performance Factors had been attained at their target levels and any additional condition to the payment of the Performance Award (including any conditions for continued employment for a period of time) had been satisfied in full as of such date and (y) all Service Awards shall be paid out as if any condition to the payment of the Service Awards (including any conditions for continued employment for a period of time) had been satisfied in full as of the date of such Change of Control.

14.                               Impact of Restatement of Financial Statements upon Previous Awards.

a.              If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Performance Award or payment made to any, all or any class of Participants with respect to any Plan Year the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Performance Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.

b.              Any Award granted under the Plan and the corresponding Participant (but only with respect to such Award) shall be subject to any policies applicable to the Company as may be adopted and/or modified from time to time by the Company and/or applicable law or the rules of any stock exchange on which the Common Stock is listed that provide for (i) the cancellation of such Award, (ii) reimbursement of such Award by such Participant, and (iii) effecting any other right of recoupment of equity or other compensation provided with respect to such Award under the Plan.

15.                               Deferral.

a.              Section 162(m) Related Deferral.  Notwithstanding anything contained herein to the contrary, in the event that all or a portion of a Participant’s Performance Award shall be ineligible for treatment as “qualified performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion and pursuant to Section 409A of the Code, may provide that any amount payable pursuant to such Performance Award that would not be deductible by the Company as a result of the application of Section 162(m) shall be deferred and paid to the Participant in the first year in which the compensation is deductible for tax purposes.

b.              Deferrals.  The Committee may, in its discretion, permit a Participant to defer the receipt of payment of cash that would otherwise be due to the Participant. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, and the interest or other earnings attributable to the deferral.

16.                               Amendment or Termination.  Until such time as a “Change of Control” shall have occurred, the Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time. Except as provided in Section 5(d) no such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine.

17.                               Application of Code Section 409A.  To the extent applicable, this Plan is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on him in connection with the Plan.

18.                               Governing Law and Interpretation.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.

19.                               Severability.  Notwithstanding any other provision or Section of the Plan, if any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

20.                               Effective Date.  The Plan was initially effective for the Company’s 2007 fiscal year, and shall continue in effect, subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time. The foregoing notwithstanding, if the Plan is terminated, (i) any Award that is outstanding as of such termination shall remain subject to the terms and conditions of the Plan, and (ii) any Qualified Performance-Based Award that is outstanding as of such termination shall remain “qualified performance-based compensation” under Section 162(m) of the Code to the extent permitted by Section 162(m) of the Code and the United States Treasury Regulations promulgated thereunder.

Approved and adopted by the Compensation Committee of the Board of Directors this 8th day of December, 2016.

Attested:

/s/ Delia Makhlouta

Corporate Secretary